Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 10

Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Reports $1,612,000 in Revenues for
First Quarter of 2011

Gross Profit Percentage Increases, Net Loss Decreases  in the First Quarter of  2011

BALA CYNWYD, PA. May 25, 2011---SKINNY NUTRITIONAL CORP. (OTCBB: SKNY), the maker of Skinny Water® and a leader in the zero-calorie enhanced water category, today announced net revenues of $1,611,515 for the three months ending March 31, 2011. This represents a decrease of $167,203 over revenues of $1,778,718 for the same period ending March 31, 2010. The Company sold 197,576 cases of Skinny Water® for the period ending March 31, 2011 compared to 219,912 cases for the same period in 2010, a decrease of approximately 10%, (1 case = twelve 16 ounce bottles). This decrease in revenue is due in part to an increase in slotting fees and bill backs of approximately $247,000 during the quarter ended March 31, 2011 as compared to approximately $186,000 in the first quarter of 2010.

Gross profit percentage for the quarter was 34.2% up 1.4% from 32.8%,  resulting in an increase of 4.2% over the same period March 31, 2010.   This increase in gross profit percentage was a result of the company’s continued efforts to reduce its cost of goods sold in the areas of formulation, packaging and transit.  The Company’s net loss for the quarter ended March 31, 2011 was $869,055, a decrease of  16%, or approximately $168,000, as compared to the prior year period, as a result of lower sales, marketing and administrative expenses.  As of March 31, 2011 the Company maintains a national distribution network of 47 distributors who service our network of retail chains.  In addition, the Company increased its key retail chain authorizations during and subsequent to the first quarter of 2011, including the addition  of CVS stores nationally. Michael Salaman, Chief Executive Officer, stated “with the addition of CVS, Skinny Water is now available nationally through two premier retailers, the other one being Target. We believe that these customers,  perfectly fit the targeted consumer that drinks Skinny Water. Having a number of our great tasting flavors, in these stores for the summer should fuel our growth during the summer months. Commenting on the Company’s financial results, Mr. Salaman continued, “We have made strides in many areas during the first quarter of fiscal 2011. Financially, increasing our gross profit percentage by 1.4%, for a 4.2% gain over the same period in 2010 and lowering our net loss by 16% as compared to the same period in 2010, shows that the company is committed to working towards its goals of achieving profitability.  In addition, we are aggressively pursuing a product development program focused on zero calorie natural sweeteners, new flavors, and new proprietary packaging. We believe that the results of these efforts will yield new products being introduced later this year.”

The Skinny Water® lineup features eight great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) and Lemonade Passionfruit (Total-V) and as part of its ‘Sport’ line: Blue Raspberry (Fit), Pink Berry Citrus (Power), Goji Black Cherry (Shape) and Kiwi Lime (Active). Every bottle of Skinny Water® has key electrolytes, antioxidants, and vitamins and has zero calories, sugar, and sodium, and no preservatives, with all natural colors and flavors.

ABOUT SKINNY NUTRITIONAL CORP.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in eight great-tasting flavors that include Acai Grape Blueberry, Raspberry Pomegranate, Lemonade Passionfruit and Orange Cranberry Tangerine and as part of its ‘Sport’ line: Blue Raspberry, Pink  Citrus Berry, Goji Black Cherry and Kiwi Lime. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Smoothies®, and other Skinny branded beverages. For more information, visit www.skinnywater.com and www.facebook.com/skinnywater.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.